RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS OF U.S.B. HOLDING CO., INC. AND CERTAIN AFFILIATES Effective as of May 19, 1999 Amended as of March 20, 2002 Further Amended as of January 1, 2005

Retirement Plan for Non-Employee Directors
of U.S.B. Holding Co., Inc.

The Retirement Plan for Non-Employee Directors of U.S.B. Holding Co., Inc. (the “Plan”) is hereby adopted, effective as of May 19, 1999, by U.S.B. Holding Co., Inc. (the “Company”) for the purposes of providing modest retirement income for Directors who have provided long service on the Company’s Board of Directors, and to encourage future Directors to provide long and valuable services.

The provisions of the Plan are as follows:

1.	All Directors of the Company who are not employees of the Company or any affiliate shall be eligible to receive a benefit under the Plan.

2.
Every eligible Director who shall have served at least fifteen (15) aggregate years on the Company’s Board of Directors shall be eligible to receive a retirement benefit under this Plan. In the event a “Change of Control” (as defined below) occurs, every eligible Director currently serving on the Company’s Board of Directors shall be fully vested and entitled to the full retirement benefit under this Plan.

The amount of retirement benefit shall be the sum of $2,000, payable each month, for a period not to exceed ten (10) years.

The first payment shall be made on the first day of the month following the Director’s Separation from Service, and payments shall continue for a period ending with the earlier of (a) the month in which the 120th monthly payment is made or (b) the month in which the Director shall die, subject to Section 3 below. Alternatively, the Director may elect, under Section 4 of the Plan, to be paid the retirement benefit in a single lump sum.

3.
If the Director is married at the time of his retirement and at the time of his/her death while receiving benefits under this Plan, a benefit equal to $1,000 per month if the Director has qualified, by serving fifteen or more years on the Board of Director’s, for a benefit under this Plan, and one-half (1/2) of the pro-rated benefit payable due to a “Change of Control” (if the Director is eligible for a benefit only as a result of a "Change in Control") shall be paid to the Director’s spouse for the remainder of the 120 month period or until the death of the spouse, whichever occurs first. If the spouse does not survive the Director, no benefit shall be paid under the Plan following the Director’s death.

4.
Upon joining the Board, or within 90 days following the effective date of the Plan (for those serving on the Board on May 19, 1999), each Director shall complete a Distribution Election Form provided by the Company. Each Director may elect to be paid his/her benefit in the form of a single lump sum on the first day of the calendar month following Separation from Service, or the first day of the calendar year following Separation from Service; provided, however, that if the Director is a Specified Employee immediately prior to Separation from Service, the payment of his/her benefit shall be paid or commence on the first day of the seventh calendar month following Separation from Service. The Director may elect a different permitted form of payment for payments due after the occurrence of a Change in Control Event. The lump sum shall equal the present value of $200,000, discounted based on the average ten-year advance rate of the Federal Home Loan Bank of New York over the thirty day period preceding the payment date, assuming interest would have compounded and payments would have been made in equal monthly installments over the ten year discount period. The present value calculation must be consistent with financial accounting requirements with respect to the determination of the expense to be recorded on the Company’s Income Statement with respect to such payment. If the Director does not elect a lump sum payment, payments shall be made monthly, as stated above.

5.	(a) At any time not less than twelve (12) months prior to retirement, a Director may file a written election with the Company changing the form of payment under the Plan from monthly payments to a lump sum, or from a lump sum to monthly payments. Such election shall not be effective until twelve months following its receipt by the Company. This election is only available prior to January 1, 2005.

(b) At any time after December 31, 2004 and prior to January 1, 2006, a Director may file a written election with the Company changing the form of payment under the Plan from monthly payments to a lump sum, or from a lump sum to monthly payments. During this period, a Director may also elect a different permitted form of payment for payments due after a Change in Control Event.

6.
This Plan shall be administered by the Board of Directors of the Company. Any determination relating to the Plan regarding one or more individual Directors shall be made by a bare majority of the total number of Directors, excluding the individual(s) whose benefits or rights are being determined. Any decisions or interpretations made by the Board of Directors regarding the Plan shall be final and binding on all parties.

7.
The right to receive any benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such rights be liable for or subject to debts, contracts, torts, or any other liabilities of any party. Any attempt to encumber benefit rights under this Plan shall result in forfeiture of all such rights.

8.
This Plan is intended to be an unfunded deferred compensation arrangement for the specified participants. The Company may, but shall not be obligated to, establish a trust, account, or reserve for purposes of funding its obligations and liabilities hereunder, but no participant shall have any rights with respect to such trust, account or reserve, except the rights of any other general unsecured creditor of the Company.

9.
Participation in, or eligibility under, this Plan does not in any way assure that an individual shall be entitled to remain a member of the Company’s Board of Directors. Nomination and/or election to additional terms on the Board are solely the prerogative of the shareholders of the Company, and the existence of, or participation in, this Plan shall not in any way affect or impinge such rights of the shareholders.

10.
The Board of Directors reserves the right to amend or terminate the Plan at any time. Any termination or amendment shall not deprive any Director, who has already become entitled to a benefit by reason of having completed fifteen years of Board service, of his/her benefit. In no event shall any amendment cause the Plan to fail to comply with the requirements of section 409A of the Internal Revenue Code and the regulations thereunder. In the event the Plan is terminated, benefits payable to Directors who have already become entitled to a benefit by reason of having completed fifteen years of Board service shall continue to be payable at the time and in the manner provided under the Plan; provided, however, that: (a) to the extent permitted under section 409A of the Internal Revenue Code and the regulations thereunder, the Board may direct that all benefits payable following the Plan's termination shall be paid in a single lump sum in lieu of all other benefits, and (b) in such event, the lump sum payment made to each recipient shall be in an amount no less than the present value of the remaining payment due to him or her, calculated on the basis of the interest rate assumption specified in paragraph 4 above, such interest rate assumption shall be adjusted to reflect the remaining term of benefit payments, if currently in pay status over a ten year period.

11.
Notwithstanding any provisions of this Plan, any benefits payable hereunder are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations issued thereunder.

12.
This Plan shall be construed, administered and enforced in accordance with the laws of the State of New York. It is intended that this Plan not be subject to ERISA, and to the extent necessary for such purpose, the Plan shall be so interpreted.

13.	For purposes of this Plan, “Change of Control” shall mean the occurrence of any of the following events:

a.
Any consolidation, merger, stock-for-stock exchange or similar transaction (“Transaction”) which results in the shareholders prior to the Transaction owning less than 50% of the entity surviving after the Transaction;

b.
Any person, entity, or group of persons or entities becoming the beneficial owner (as defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Exchange Act) of securities of the Company possessing one-third (1/3) of the voting power for the election of Directors of the Company, which were not beneficially owned by such person, entity, or group of persons or entities prior to the transactions resulting in such new beneficial ownership;

c.
During any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason, other than death or a voluntary retirement entitling such Director to receive benefits under this Plan, to constitute at least a majority of the Board of Directors of the Company; or

d.
Any sale, lease, exchange or other transfer, in one or more transactions, of all, or substantially all, of the assets of the Company to one or more parties which are not controlled by or under common control with the Company.

For purposes of this Plan, "Change in Control Event" shall mean with respect to a Director (a) a change in ownership of the Director's Service Recipient; (b) a change in effective control of the Director’s Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Director's Service Recipient. The existence of a Change in Control Event shall be determined by the Company in accordance with section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

For purposes of this Plan, "Service Recipient" shall mean with respect to a Director on any date: (a) the corporation for which the Director is performing services on such date; (b) all corporations that are liable to the Participant for the benefits due to him under the Plan; (c) a corporation that is a majority shareholder of a corporation described in (a) or (b) above; or (d) any corporation in a chain of corporations each of which is a majority shareholder of another corporation in the chain, ending in a corporation described in (a) or (b) above.

For purposes of this Plan, "Separation from Service" shall have the meaning assigned to such term under section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

For purposes of this Plan, “Specified Employee” shall mean a person who, as of the most recent December 31st that is at least four months prior to the Separation from Service or at any time during the 12-month period ending on such date, was a key employee within the meaning of section 416(i) of the Internal Revenue Code of 1986, without regard to section 416(i)(5).

14.
The Plan is intended to be a non-qualified deferred compensation plan described in section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. In addition, the Plan shall be subject to amendment, with or without advance notice to Directors and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

In Witness Whereof, this amended and restated Plan has been executed on behalf of the Company as of January 1, 2005 by an officer thereunto duly authorized by resolution of the Company's Board of Directors adopted on December 13, 2005.

/s/ Thomas E. Hales
Thomas E. Hales Chairman of the Board and Chief Executive Officer
ATTEST:
/s/ Raymond J. Crotty
Raymond J. Crotty, Secretary